Gray	Exhibit 99
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three-Month and Nine-Month Periods Ended September 30, 2009
     Atlanta, Georgia — November 9, 2009. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three-month period (the “third quarter”) and nine-month period ended September 30, 2009 as compared to the three-month and nine-month periods ended September 30, 2008.
Highlights:

	Three Months Ended
	September 30,
	2009	2008	% Change
	(in thousands, except for percentages)
Revenues (less agency commissions)	$66,446	$82,631	(20)%

Broadcast expenses (before depreciation, amortization and gain on disposal of assets)	$46,173	$49,907	(7)%

Corporate expenses (before depreciation, amortization and gain on disposal of assets)	$3,308	$3,754	(12)%
     Our stations and the television broadcast industry as a whole continued to deal with the challenges of the current economic recession and increased competition from internet advertising through the nine-month period ended September 30, 2009. We remain committed to operating our stations in a manner that generates maximum revenue while minimizing operating expenses during these difficult times.
     Our results for the third quarter were positively impacted by our entry into an agreement with Young Broadcasting Inc. This agreement was effective August 10, 2009. Under its terms we will provide consulting services and receive an annual payment of $2.2 million. We expect to provide these consulting services through December 31, 2012.
     Earlier this year we renegotiated many of our cable distribution contracts, which has resulted in increased retransmission consent revenue through the nine-month period ended September 30, 2009. We continue to integrate new strategies into our stations’ websites to generate revenue. We continue to experiment with new technologies such as mobile television in order to lay the ground work for new revenue streams in the future. Although our operating results are down compared to the prior year, we believe that our recent operating results compare favorably to other television broadcast companies.
Comments on Results of Operations for the Three-Month Period Ended September 30, 2009:
Revenue.
     Total net revenue decreased $16.2 million, or 20%, to $66.4 million due primarily to decreased local, national and political advertising revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue and
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increased consulting revenue in the third quarter. Retransmission consent revenue reflects the more profitable terms of our recently renewed contracts. Consulting revenue increased to $0.3 million due to the agreement with Young Broadcasting Inc. Local and national advertising revenue decreased due to reduced spending by advertisers as a result of the current economic recession. Historically, our industry’s largest advertiser category has been the automotive industry. The recession has significantly reduced the automotive industry’s advertising expenditures. Our third quarter automotive advertising revenue decreased approximately 33% compared to the prior year. In addition, during the 2008 three-month period we earned a total of $3.4 million of net revenue from local and national advertisers during the broadcast of the 2008 Summer Olympics on our ten NBC stations. There are no Olympic Game broadcasts during 2009. Political advertising revenue decreased, reflecting decreased advertising from political candidates during the “off year” of the two-year political advertising cycle.
     Local advertising revenue decreased $5.1 million, or 11%, to $41.1 million.
     National advertising revenue decreased $4.8 million, or 27%, to $12.8 million.
     Internet advertising revenue remained relatively stable at $2.9 million.
     Political advertising revenue decreased $10.0 million, or 76%, to $3.1 million.
     Retransmission consent revenue increased $3.6 million, or 466%, to $4.3 million.
     Production and other revenue decreased $0.1 million, or 6%, to $1.7 million.
     Consulting revenue resulting from the Young Broadcasting, Inc. agreement was $0.3 million in the third quarter.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $3.7 million, or 7%, to $46.2 million due primarily to a reduction in compensation expense of $1.3 million, professional service expenses of $1.1 million, facility fees of $0.4 million and syndicated programming of $0.3 million. Payroll expense decreased primarily due to a reduction in the number of employees. As of September 30, 2009 and 2008, we employed 2,202 and 2,313 full and part-time employees, respectively, in our broadcast operations. Professional service expenses decreased primarily due to lower national representation fees, which are paid based upon a percentage of our national revenue. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.4 million, or 12%, to $3.3 million due primarily to a decrease in market research consulting of $0.4 million. We recorded non-cash stock-based compensation expense during the three-month periods ended September 30, 2009 and 2008 of $0.3 million and $0.4 million, respectively.
Comments on Results of Operations for the Nine-Month Period Ended September 30, 2009:
Revenue.
     Total net revenue decreased $39.5 million, or 17%, to $192.9 million due primarily to decreased local, national, political and internet advertising revenue, decreased network compensation revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue and consulting revenue in the 2009 nine-month period. Retransmission consent revenue reflects the more profitable terms of our recently renewed contracts. Consulting revenue increased to $0.3 million for the 2009 nine-month period due to a new agreement for consulting services with Young Broadcasting, Inc. Local and national advertising revenue for the 2009 nine-month period decreased due to reduced spending by advertisers in the current economic recession. Historically, our industry’s largest advertiser category has been the automotive industry. The current recession has significantly reduced the automotive industry’s advertising expenditures. Our automotive advertising revenue decreased approximately 41% compared to the prior year. In addition, during the 2008 nine-month period we earned a total of $3.4 million of net revenue from local and national advertisers during the broadcast of the 2008 Summer Olympics on our

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2009 ten NBC stations. There are no Olympic Game broadcasts during 2009. The negative effects of the recession were partially offset by increased advertising during the 2009 Super Bowl. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations approximated $750,000, which was an increase from the approximate $130,000 of Super Bowl revenue earned in 2008 on our then six Fox affiliated channels. Internet advertising revenue decreased during the 2009 nine-month period due to the same factors that affected our local and national advertising revenue but to a lesser extent. Political advertising revenue decreased in this period due to reduced advertising from political candidates during the “off year” of the two-year political advertising cycle.
     Local advertising revenue decreased $17.8 million, or 13%, to $123.7 million.
     National advertising revenue decreased $14.3 million, or 27%, to $38.0 million.
     Internet advertising revenue decreased $0.4 million, or 5%, to $8.2 million.
     Political advertising revenue decreased $16.1 million, or 76%, to $5.0 million.
     Retransmission consent revenue increased $9.7 million, or 439%, to $11.9 million.
     Production and other revenue decreased $0.8 million, or 14%, to $5.2 million.
Consulting revenue resulting from the Young Broadcasting agreement was $0.3 million for the 2009 nine-month period.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $11.4 million, or 8%, to $137.0 million due primarily to a reduction in compensation expense of $5.8 million, professional services expense of $1.8 million, facility fees of $0.7 million, supply fees of $0.6 million and syndicated programming expense of $0.4 million. Compensation expense decreased primarily due to a reduction in the number of employees. As of September 30, 2009 and 2008, we employed 2,202 and 2,313 full and part-time employees, respectively, in our broadcast operations. Professional services expense decreased primarily due to lower national representation fees which are paid based upon a percentage of our national revenue. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Supply fees decreased due to lower gasoline costs and improved controls on supply purchases.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.9 million, or 9%, to $10.9 million during the 2009 nine-month period. The increase was due primarily to an increase in relocation expense of $0.6 million, an increase in legal expense of $0.5 million and an increase in severance expense of $0.1 million. We currently believe the relocation cost incurred in 2009 will not recur in future years to the same extent as 2009. Also, approximately $0.4 million of the increased legal costs were attributable to the negotiation and documentation of our new retransmission consent agreements, and such costs are currently not anticipated to recur in future periods to the same extent. These increases were partially offset by a decrease in market research of $0.4 million. We recorded non-cash stock-based compensation expense during the nine-month periods ended September 30, 2009 and 2008 of $1.0 million and $1.1 million, respectively.

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2009

Internet Initiatives:
     We are currently undertaking internet-based initiatives in each of our markets. These initiatives include web, mobile and desktop applications. Our focus has been to expand the applicable local content on our websites and to drive increased traffic. The increased traffic is illustrated below by the aggregate page views reported by our websites in the three-month and nine-month periods ended September 30, 2009 compared to the three-month and nine-month periods ended September 30, 2008.
Gray Websites — Aggregate Page Views

	Three Months Ended
	September 30,
			%
	2009	2008	Change
	(views in millions)
Total aggregate page views (including video plays and cell phone page views)	189.3	149.3	27%

	Nine Months Ended
	September 30,
	2009	2008	% Change
	(views in millions)
Total aggregate page views (including video plays and cell phone page views)	557.2	461.8	21%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     The aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
     In the future we anticipate our direct internet revenue will grow at a faster pace relative to our internet related commercial time sales.

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2009

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	September 30,
			%
	2009	2008	Change
Revenues (less agency commissions)	$66,446	$82,631	(20)%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	46,173	49,907	(7)%
Corporate and administrative	3,308	3,754	(12)%
Depreciation and amortization of intangible assets	8,170	8,797	(7)%
Gain on disposals of assets, net	(1,835)	(338)	443%

	55,816	62,120	(10)%

Operating income	10,630	20,511	(48)%
Other income (expense):
Miscellaneous income, net	13	36	(64)%
Interest expense	(19,400)	(12,626)	54%

(Loss) income before income tax	(8,757)	7,921
Income tax (benefit) expense	(3,237)	3,277

Net (loss) income	(5,520)	4,644
Preferred dividends (includes accretion of issuance cost of $301 and $275, respectively)	4,468	3,167	41%

Net (loss) income available to common stockholders	$(9,988)	$1,477

Basic per share information:
Net (loss) income available to common stockholders	$(0.21)	$0.03

Weighted-average shares outstanding	48,519	48,370	0%

Diluted per share information:
Net (loss) income available to common stockholders	$(0.21)	$0.03

Weighted-average shares outstanding	48,519	48,413	0%

Political revenue (less agency commissions)	$3,071	$13,065	(76)%
Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Nine Months Ended
	September 30,
			%
	2009	2008	Change
Revenues (less agency commissions)	$192,857	$232,373	(17)%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	136,994	148,383	(8)%
Corporate and administrative	10,946	10,015	9%
Depreciation and amortization of intangible assets	24,978	26,788	(7)%
Gain on disposals of assets, net	(4,455)	(1,343)	232%

	168,463	183,843	(8)%

Operating income	24,394	48,530	(50)%
Other income (expense):
Miscellaneous income, net	26	126	(79)%
Interest expense	(49,520)	(41,827)	18%
Loss on early extinguishment of debt	(8,352)	—

(Loss) income before income tax benefit	(33,452)	6,829
Income tax (benefit) expense	(12,364)	2,820

Net (loss) income	(21,088)	4,009
Preferred dividends (includes accretion of issuance cost of $903 and $275, respectively)	12,569	3,292	282%

Net (loss) income available to common stockholders	$(33,657)	$717

Basic per share information:
Net (loss) income available to common stockholders	$(0.69)	$0.01

Weighted-average shares outstanding	48,505	48,253	1%

Diluted per share information:
Net (loss) income available to common stockholders	$(0.69)	$0.01

Weighted-average shares outstanding	48,505	48,293	0%

Political revenue (less agency commissions)	$5,022	$21,089	(76)%

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Other Financial Data:

	September 30, 2009	December 31, 2008
(in thousands)
(unaudited)
Cash	$ 8,200	$ 30,649
Long-term debt, including current portion	$ 793,829	$ 800,380
Preferred stock	$ 93,085	$ 92,183
Borrowing availability under our senior credit facility	$ 29,191	$ 12,262

Nine Months Ended September 30,
	2009	2008
(unaudited and in thousands)
Net cash provided by operating activities	$ 5,438	$ 36,692
Net cash used in investing activities	(13,946)	(12,144)
Net cash used in financing activities	(13,941)	(7,311)

Net (decrease) increase in cash and cash equivalents	$ (22,449)	$ 17,237

Guidance for the Fourth Quarter of 2009
We currently anticipate that our broadcast results of operations for the three months ending December 31, 2009 (the “fourth quarter of 2009”) will approximate the ranges presented in the table below.

		%		%
	2009	Change	2009	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2008	Range	2008	2008
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$70,000	(26)%	$71,500	(25)%	$94,803

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$48,000	(6)%	$48,500	(5)%	$51,189
Corporate and administrative	$3,400	(17)%	$3,600	(12)%	$4,082

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$2,000		$2,500		$27,366

Expense for corporate non-cash stock-based compensation	$325		$350		$362

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Comments on Guidance:
Net Revenue:
     The current national economic recession has severely impacted our short-term revenue generation and has made revenue forecasting more difficult than in prior periods. Based on advertising orders received to date, pending advertising orders and advertising orders expected to be received in the future, we currently believe our fourth quarter 2009 local revenue, excluding political revenue, will increase from 2008 results by approximately 1%. We currently believe our fourth quarter 2009 national revenue, excluding political revenue, will decrease from our 2008 results by approximately 9%. Expected decreases in political revenues as forecast reflect the off-year of the political cycle.
     We estimate our consulting revenue to increase to $0.6 million for the fourth quarter of 2009.
     We anticipate that our retransmission consent revenues during the fourth quarter of 2009 will increase approximately $2.9 million, to a total of approximately $3.7 million, reflecting the successful retransmission negotiations concluded in December 2008. For the full year 2009, we currently anticipate retransmission consent revenues will be approximately $15.7 million compared to $3.0 million for full year 2008.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets)
     The anticipated decline in fourth quarter 2009 broadcast expense reflects our ongoing expense reduction initiatives and lower national representation fees, which are paid based on a percentage of our national revenue.
     For the full year 2009, we currently anticipate that our broadcast operating expenses will decrease by approximately $14.5 million, or 7.3%, compared to 2008.
Corporate Expense (before depreciation, amortization and gain/loss on disposal of assets)
     The anticipated decrease in corporate expense for the fourth quarter of 2009 compared to the fourth quarter of 2008 is due primarily to an expected decrease in relocation, market research and legal expenses.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Net Revenue By Category:
     The table below presents our net revenue by type for the three-month and nine-month periods ended September 30, 2009 and 2008, respectively (dollars in thousands):

	Three Months Ended September 30,
	2009		2008
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$41,135	61.9%	$46,279	56.0%
National	12,783	19.2%	17,546	21.2%
Internet	2,925	4.4%	2,954	3.6%
Political	3,071	4.6%	13,065	15.8%
Retransmission consent	4,312	6.5%	762	0.9%
Production and other	1,735	2.6%	1,841	2.2%
Network compensation	172	0.3%	184	0.3%
Consulting revenue	313	0.5%	—	0.0%

Total	$66,446	100.0%	$82,631	100.0%

	Nine Months Ended September 30,
	2009		2008
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$123,693	64.1%	$141,493	60.9%
National	38,031	19.7%	52,362	22.5%
Internet	8,200	4.3%	8,631	3.7%
Political	5,022	2.6%	21,089	9.1%
Retransmission consent	11,911	6.2%	2,209	1.0%
Production and other	5,205	2.7%	6,025	2.6%
Network compensation	482	0.2%	564	0.2%
Consulting revenue	313	0.2%	—	0.0%

Total	$192,857	100.0%	$232,373	100.0%

The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales, as described above.
Conference Call Information
     We will host a publicly accessible conference call to discuss our third quarter operating results on November 9, 2009. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (800) 723-6751 and the confirmation code is 8794660. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 8794660 until December 8, 2009.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	September 30,
	2009	2008
Net (loss) income	$(5,520)	$4,644
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,170	8,797
Amortization of non-cash stock based compensation	346	399
Gain on disposals of assets, net	(1,835)	(338)
Miscellaneous (income) expense, net	(13)	(36)
Interest expense	19,400	12,626
Income tax (benefit) expense	(3,237)	3,277
Amortization of program broadcast rights	3,822	3,926
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	553
Network compensation revenue recognized	(172)	(184)
Network compensation per network affiliation agreement	30	30
Payments for program broadcast rights	(3,827)	(3,708)

Broadcast Cash Flow Less Cash Corporate Expenses	17,172	29,986
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	2,962	3,355

Broadcast Cash Flow	$20,134	$33,341

	As Reported
	Nine Months Ended
	September 30,
	2009	2008
Net loss	$(21,088)	$4,009
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	24,978	26,788
Amortization of non-cash stock based compensation	1,044	1,088
Gain on disposals of assets, net	(4,455)	(1,343)
Miscellaneous (income) expense, net	(26)	(126)
Interest expense	49,520	41,827
Loss on early extinguishment of debt	8,352	—
Income tax (benefit) expense	(12,364)	2,820
Amortization of program broadcast rights	11,353	11,598
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	(26)	1,751
Network compensation revenue recognized	(482)	(564)
Network compensation per network affiliation agreement	30	90
Payments for program broadcast rights	(11,483)	(10,149)

Broadcast Cash Flow Less Cash Corporate Expenses	45,353	77,789
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	9,902	8,927

Broadcast Cash Flow	$55,255	$86,716

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009

Non-GAAP Terms
     This press release includes the non-GAAP financial measures of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 38 digital second channels including 1 ABC, 4 Fox, 7 CW, 16 MyNetworkTV and 1 Universal Sports Network affiliates plus 8 local news/weather channels and 1 “independent” channel in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     The comments contained in this press release that are not statements of historical facts, including statements on our current expectations of operating results for the fourth quarter of 2009, internet strategies, future expenses and other future events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of November 9, 2009. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in subsequently filed quarterly reports on Form 10-Q, which are on file with the SEC and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2009